EXHIBIT 99.1

PRESS RELEASE

OTTAWA SAVINGS BANCORP, INC.

ANNOUNCES COMPLETION OF STOCK REPURCHASE PROGRAM

Ottawa, Illinois. May 29, 2008 – Ottawa Savings Bancorp, Inc. (OTC BB:OTTW) announced that it has completed its previously announced stock repurchase program. Under the program, the Company repurchased 100,120 shares of its outstanding common stock at an average price of $11.64 per share. Repurchased shares are held in treasury.

Ottawa Savings Bancorp, Inc. is the holding company for Ottawa Savings Bank, and a majority owned subsidiary of Ottawa Savings Bancorp MHC. The Bank, originally chartered in 1871, is a community bank serving Ottawa, Illinois and LaSalle County through its main office in Ottawa, Illinois.

Contact:

Gary L. Ocepek

President and Chief Executive Officer

(815) 433-2525